                                                                  EXHIBIT 10.4.3

                            LEXUS DEALER AGREEMENT

This is an Agreement between LEXUS, A Division of TOYOTA MOTOR SALES, U.S.A., INC., ("LEXUS" or "DISTRIBUTOR") and FAA Serramonte L, Inc. ("DEALER"), a closely held corporation, incorporated in the State of California and doing business as Lexus of Serramonte

                          LEXUS GOALS AND COMMITMENTS

LEXUS is committed to creating luxury automobiles which are and will be among the finest ever built anywhere in the world. LEXUS is equally committed to setting a new standard for extraordinary customer satisfaction throughout the ownership cycle. To achieve this goal, LEXUS intends to maintain the finest dealer network in the industry.

This Agreement embodies the LEXUS commitment to promote fairness within a harmonious and mutually profitable business relationship between LEXUS and DEALER. The ultimate goal shared by all parties to this Agreement is the satisfaction of the LEXUS customer.

                             PURPOSES OF AGREEMENT

LEXUS is the exclusive distributor in the continental United States of LEXUS Products which are manufactured or approved by TOYOTA MOTOR CORPORATION ("FACTORY"). The principal purposes of this Agreement are to set forth and affirm the commitment of LEXUS and DEALER to the goals of LEXUS; authorize DEALER to sell and service LEXUS Products; and identify the rights and responsibilities of LEXUS and DEALER.

I.   TERM OF AGREEMENT

     This Agreement is effective on the date signed by LEXUS and shall continue for a period of 24 months unless ended earlier by mutual agreement or terminated as provided herein. This Agreement may not be extended except by written consent of LEXUS. Any continuation of business relations between the parties following expiration of this Agreement shall be on a day-to-day basis and subject to the provisions of this Agreement. Such a continuation shall not be deemed a waiver of the right of termination nor shall it imply that either party has committed to continue to do business with the other at any time in the future.

     Upon the expiration of this Agreement, DISTRIBUTOR shall have no obligation to renew the Agreement or to extend DEALER a subsequent Agreement. However, should this Agreement be renewed or any other form of agreement be offered to DEALER, DISTRIBUTOR reserves the right to offer an agreement of a term to be determined at DISTRIBUTOR'S sole discretion.

II.  OWNERSHIP AND OFFICERS

     This is a personal service Agreement and has been entered into by LEXUS upon, and in consideration of, DEALER'S representation that only the following named persons are the owners and officers of DEALER, and that such persons are committed to achieving the purposes, goals and commitments of this Agreement:

                                                                      PERCENT OF
OWNERS NAMES                       ADDRESS                            OWNERSHIP
                                   100 The Embarcadero, Penthouse
FirstAmerica Automotive, Inc.      San Francisco, CA 94105            100%
-------------------------------    ------------------------------     ----------

_______________________________    ______________________________     __________

_______________________________    ______________________________     __________

_______________________________    ______________________________     __________
OFFICERS NAMES                     ADDRESS                            TITLE
                                   100 The Embarcadero, Penthouse
Thomas A. Price                    San Francisco, CA  94105           President
-------------------------------    ------------------------------     --------------
                                   100 The Embarcadero, Penthouse
Steven S. Hallock                  San Francisco, CA  94105           Vice President
-------------------------------    ------------------------------     --------------
                                   700 Serramonte Blvd.
John M. Driebe                     Colma, CA  94014                   Secretary/Treasurer
-------------------------------    ------------------------------     --------------

_______________________________    ______________________________     ______________


III.  MANAGEMENT

      LEXUS and DEALER agree that qualified dealership management and active, day-to-day owner involvement are critical to the successful operation of DEALER. OWNERS agree, and LEXUS enters into this Agreement on the condition that at least one OWNER will be involved on a full-time basis in the day-to-day operations of the dealership. If no OWNER is involved on a full-time basis in DEALER's day-to-day operations, the General Manager named below shall devote his or her personal services on a full-time basis to the general management of the dealership.

      DEALER appoints John Driebe as General Manager. The General Manager has full managerial authority to make all operating decisions on behalf of DEALER. DEALER shall make no change in the dealership's ownership or General Manager without the prior written approval of LEXUS.

IV.   APPROVED DEALER LOCATIONS

      In order that DISTRIBUTOR may establish and maintain an effective network of authorized LEXUS dealers, DEALER agrees that it shall conduct its LEXUS operations only in facilities and at locations herein designated and approved by DISTRIBUTOR. DISTRIBUTOR hereby designates and approves the following facilities as the exclusive location(s) for the sale and servicing of LEXUS Products and the display of LEXUS Marks:


      New Vehicle Sales and Showroom        Used Vehicle Display and Sales

            700 Serramonte Blvd.              700 Serramonte Blvd.
            Colma, CA  94014                  Colma, CA  94014

      Sales and General Office              Body and Paint

      700 Serramonte Blvd.                   N/A
      Colma, CA  94014

      Parts and Service                     Other Facilities

      700 Serramonte Blvd.                    N/A
      Colma, CA  94014

      DEALER shall not modify or change the designated usage or function of any facility without the prior written consent of LEXUS.

V.    CERTIFICATION

      By their signatures hereto, the parties certify that they have read and understood this Agreement, including the Standard Provisions which are incorporated herein, and agree to abide and be bound by all of its terms and conditions.

                                   Lexus Of Serramonte,  DEALER
                                   --------------------
                                   DBA

DATE: 4/2/97 By: /s/                             President
                 ---------------------------     ----------
                 SIGNATURE                       TITLE


                                   LEXUS, A Division of
                                   TOYOTA MOTOR SALES, U.S.A., INC.

DATE: June 30, 1997     By: /s/ Yoshio Ishizaka       President
                              -------------------     -------------------
                                SIGNATURE                   TITLE
                                     Yoshio Ishizaka

                               AGREEMENT BETWEEN
                       TOYOTA MOTOR SALES, U.S.A., INC.
                                      AND
                         FIRSTAMERICA AUTOMOTIVE, INC.

Agreement, dated May 2, 1997, entered between FirstAmerica Automotive, Inc., a Nevada corporation, with its principal place of business at 100 The Embarcadero, Penthouse, San Francisco, CA, 94105, ("FAA"), and Toyota Motor Sales, U.S.A., Inc. ("TMS"), a California corporation, with its principal place of business at 19001 South Western Avenue, Torrance, CA, 90509.

WHEREAS, FAA wishes to acquire, directly or through an Affiliate, certain Toyota and Lexus dealerships; and

WHEREAS, FAA has issued securities traded on the NASDAQ Stock Exchange and intends to issue additional securities to be traded on the NASDAQ Stock Exchange; and

WHEREAS, FAA and TMS have agreed that FAA will not use a public ownership structure for its Toyota and Lexus dealerships without TMS' prior consent, which shall be given or withheld in TMS' sole discretion; and

WHEREAS, TMS has advised FAA of TMS' policy limiting the number of commonly owned or controlled, directly or through an Affiliate (as defined below), dealerships by a single entity, which is currently as follows:


A.   TOYOTA
     ------

          A single entity shall not hold an ownership interest, directly or through an Affiliate, in more than: (a) the greater of one (1) dealership or 20% of the Toyota dealer count in a "Metro" market ("Metro" markets are multiple Toyota dealership markets as defined by TMS);(b) the lesser of five (5) dealerships or 5% of the Toyota dealerships in any Toyota Region ("Toyota Region" currently includes nine TMS Regions, Central Atlantic Toyota, Southeast Toyota, and Gulf States Toyota); and c) seven (7) Toyota dealerships nationally.

     LEXUS
     -----

          A single entity shall not hold an ownership interest, directly or through an Affiliate, in more than: (a) two (2) Lexus dealerships in any Area ("Area" currently includes Eastern, Southern, Central and Western); and (b) three (3) Lexus dealerships nationally.

    "Affiliate" of, or a person or entity "affiliated" with, a specified person or entity, means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified. For the purpose of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with" means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of securities, by contract or otherwise.

B. In order for an entity to acquire additional Toyota or Lexus dealerships, within the limits of this Agreement, each Toyota or Lexus dealership which it owns, directly or through an Affiliate, must: a) be in full compliance with all of the terms of its Dealer Agreement; b) meet all of the applicable Toyota or Lexus Market Representation policies and standards; and c) meet applicable performance criteria for the most recent twelve (12) month period.

C. In order to allow TMS sufficient time to evaluate performance at its existing dealerships, an entity may not acquire any additional Toyota or Lexus dealership within nine (9) months of its prior acquisition of a similar make dealership.

D. If the purchase of any Toyota or Lexus dealership would result in exceeding the limits set forth in Paragraph 1 above, TMS will reject a dealer's application for approval of the ownership transfer until such time as the dealer shall divest itself of the appropriate number of dealerships to bring it into compliance with the requirements of this Agreement.

WHEREAS, FAA and TMS are willing to resolve these issues in accordance with the terms set forth herein,

NOW THEREFORE, FAA and TMS agree as follows:

1.  CHANGE IN OWNERSHIP OF FAA
    --------------------------

    TMS shall have the right to approve any ownership or voting rights of FAA of twenty percent (20%) or greater by any individual or entity; PROVIDED HOWEVER, that if TMS reasonably determines that such individual or entity is unqualified to own a Toyota or Lexus dealership, or has interests incompatible with TMS, and such transfer is effected, FAA must, within ninety (90) days from the date of notification by TMS of its determination, either: a) transfer the assets of its Toyota and Lexus dealerships to a third party acceptable to TMS; b) voluntarily terminate its Toyota and Lexus Dealership Agreements; or c) demonstrate that such individual or entity in fact owns less that 20% of the outstanding shares of FAA, or does not have 20% of the voting rights in FAA.

2.   OWNERSHIP OF CONTIGUOUS DEALERSHIPS
     -----------------------------------

     FAA shall not own contiguous dealerships (as that term is defined in the applicable Toyota or Lexus Dealer Agreement or policy) with common boundaries.

3.   SEPARATE LEGAL ENTITIES FOR EACH TOYOTA AND LEXUS DEALERSHIP
     ------------------------------------------------------------

     FAA shall create separate legal entities for each Toyota and Lexus dealership which it owns, directly or through an Affiliate, shall obtain a separate motor vehicle license for each dealership, and shall maintain separate financial statements for each such dealership. Consistent with TMS policy, the name "Toyota" or "Lexus," as applicable shall appear in the d/b/a of each dealership.

4.   FACILITY STANDARDS
     ------------------

     In no instance shall a Toyota or Lexus dealership or any department(s) thereof be dualled with any other brand without TMS' prior written approval.

5.   GENERAL MANAGERS
     ----------------

     Each Toyota and Lexus dealership owned or controlled by FAA shall have a qualified, approved (subject to the exception noted in Paragraph 6 below) General Manager. Each General Manager shall work at the Toyota or Lexus dealership premises, shall devote all of his/her efforts to the management of the dealership and shall have no other business interests or management responsibilities.

6.   APPROVAL OF THE GENERAL MANAGER
     -------------------------------

     Whenever FAA nominates a new General Manager candidate for a Toyota or Lexus dealership, TMS shall have the right to withhold a decision concerning approval or rejection of the candidate for a period of up to one year, at its sole discretion; PROVIDED, HOWEVER, that the candidate may operate in the capacity of General Manager until TMS has approved or rejected him/her.

7.   LIMITATIONS ON THE AUTHORITY OF THE GENERAL MANAGER
     ---------------------------------------------------

     FAA shall advise TMS of the limitations, by category and, where applicable, by specific action, on the authority of the General Manager regarding the operation of the dealership, and shall provide the name of the individual at FAA who has such authority with respect to each listed category or specific action, in accordance with Paragraph 8 below.

8.   IDENTIFICATION OF FAA CONTACT OFFICIAL
     --------------------------------------

     FAA shall identify, in each Toyota and Lexus Dealer Agreement, the FAA executive (other than the General Manager of the dealership) who will respond directly to any Toyota or Lexus concerns regarding the operation or performance of the dealership, which executive will have full authority, in accordance with FAA management policies, to resolve issues raised by TMS in connection with the operation of the dealership.

9.   SELLING TOYOTA AND LEXUS PRODUCTS
     ---------------------------------

     FAA shall make available to the customers at its Toyota and Lexus dealerships, all Toyota and/or Lexus products, including vehicles, Genuine Parts and Accessories, retail financing (whether for purchases or leases) and extended service contracts.

10.  REPRESENTATION ON TOYOTA AND LEXUS DEALER ORGANIZATIONS
     -------------------------------------------------------

     No more than one representative each from the Toyota, and, separately, Lexus, dealerships owned, directly or through an Affiliate, by FAA, may serve on the National Dealer Council or any future Toyota or Lexus national board(s) which may be established, and no more than one representative each may serve on either a Regional or Area Dealer Council, or Toyota or Lexus Dealer Association Board of Directors.

11.  DEALERSHIP PERSONNEL TRAINING
     -----------------------------

     FAA shall not substitute training courses or certification programs of its own for those provided or sponsored by TMS without the prior approval of TMS.

12.  PUBLIC OFFERING OF SECURITIES BY FAA
     ------------------------------------

     TMS shall not object to the transfer of Toyota and Lexus dealerships to FAA, a public company, so long as the limitations on ownership of voting control of FAA contained in this Agreement are not exceeded or breached in any way.

13.  FINANCIAL DISCLOSURES
     ---------------------

     FAA shall provide TMS with copies of all information and materials filed with the Securities Exchange Commission, including, but not limited to, quarterly and annual financial statement filings, prospectuses and other materials related to FAA.

14.  PROSPECTUS DISCLAIMER AND INDEMNIFICATION AND HOLD HARMLESS AGREEMENT
     ---------------------------------------------------------------------

     FAA shall place in its registration statement and its prospectus, as well as in any other document offering shares in FAA to public or private investors, the following disclaimer:

           No Manufacturer (as defined in this Prospectus) has been involved, directly or indirectly, in the preparation of this Prospectus or in the Offering being made hereby. No Manufacturer has made any statements or representations in connection with the Offering or has provided any information or materials that were used in connection with the Offering, and no Manufacturer has any responsibility for the accuracy or completeness of this Prospectus.

     FAA shall indemnify and hold harmless TMS pursuant to the terms of the Indemnification and Hold Harmless Agreement set forth in Attachment 1 to this Agreement.

15.  SOLE AGREEMENT OF THE PARTIES
     -----------------------------

     There are no prior agreements or understandings, either oral or written, between the Parties affecting this Agreement, except as otherwise specified or referred to in this Agreement. No change or addition to, or deletion of any portion of this Agreement shall be valid or binding upon the parties hereto unless approved in writing signed by an officer of each of the parties hereto.

16.  SEVERABLLITY
     ------------

     If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever, or conflicts with any applicable law, this Agreement will be considered divisible as to such provision(s), and such provision(s) will be deemed amended to comply with such law, or if it
     (they) cannot be so amended without materially affecting the tenor of the Agreement, then it (they) will be deemed deleted from this Agreement in such jurisdiction, and in either case, the remainder of the Agreement will be valid and binding.

17.  NO IMPLIED WAIVERS
     ------------------

     The failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter, nor shall any waiver by any party of a breach of any provision herein constitute a waiver of any succeeding breach of the same or any other provision, nor constitute a waiver of the provision itself.

18.  TMS POLICIES
     ------------

     This Agreement refers to certain policies and standards. FAA acknowledges that these policies and standards are prepared by TMS in its sole discretion based upon TMS' evaluation of the marketplace. TMS may reasonably amend its policies and standards from time to time.

19.  APPLICABLE LAW
     --------------

     This Agreement shall be governed by and construed according to the laws of California.

20.  BENEFIT
     -------

     This Agreement is entered into by and between TMS and FAA for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.

21.  NOTICE TO THE PARTIES
     ---------------------

     Any notices permitted or required under the terms of this Agreement shall be directed to the following respective addresses of the parties, or if either of the parties shall have specified another address by notice in writing to the other party, then to the address last specified:

          TOYOTA MOTOR SALES, U.S.A., INC.
          19001 South Western Avenue
          Torrance, CA 90509

          FIRSTAMERICA AUTOMOTIVE, INC.
          100 The Embarcadero, Penthouse
          San Francisco, CA 94105

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                    FIRSTAMERICA AUTOMOTIVE, INC.


                                    BY:/s/
                                      ------------------------------
                                    ITS: President
                                        ----------------------------


                                    TOYOTA MOTOR SALES, U.S.A., INC.

                                    BY:/s/
                                       -----------------------------

                                    ITS:____________________________

                         [LOGO OF LEXUS APPEARS HERE]

                                     LEXUS


                               DEALER AGREEMENT

                            LEXUS DEALER AGREEMENT
                                      AND
                              STANDARD PROVISIONS

                               TABLE OF CONTENTS

I.    TERM OF AGREEMENT................................................... 1
II.   OWNERSHIP AND OFFICERS.............................................. 1
III.  MANAGEMENT.......................................................... 2
IV.   APPROVED DEALER LOCATIONS........................................... 2
V.    CERTIFICATION....................................................... 3

VI.   ACQUISITION, DELIVERY AND INVENTORY OF LEXUS PRODUCTS............... 4
      A.   APPOINTMENT OF DEALER.......................................... 4
      B.   AVAILABILITY AND ALLOCATION OF PRODUCT......................... 4
      C.   PRICES AND TERMS OF SALE....................................... 4
      D.   MODE, PLACE AND CHARGES FOR DELIVERY OF PRODUCTS............... 4
      E.   DAMAGE CLAIMS AGAINST TRANSPORTATION CARRIERS.................. 5
      F.   DELAY OR FAILURE OF DELIVERY................................... 5
      G.   DIVERSION CHARGES.............................................. 5
      H.   CHANGES OF DESIGN, OPTIONS OR SPECIFICATIONS................... 5
      I.   DISCONTINUANCE OF MANUFACTURE OR IMPORTATION................... 5
      J.   MINIMUM VEHICLE INVENTORIES.................................... 6
      K    PRODUCT MODIFICATIONS.......................................... 6

VII.  DEALER MARKETING OF LEXUS PRODUCTS.................................. 6
      A.   DEALER'S SALES RESPONSIBILITIES................................ 6
      B.   EXPORT POLICY.................................................. 7
      C.   LEXUS DEALER ASSOCIATION....................................... 7
      D.   USED VEHICLES.................................................. 7
      E.   PRIMARY AREA OF RESPONSIBILITY................................. 7
      F.   EVALUATION OF DEALER'S SALES AND MARKETING PERFORMANCE...... .. 7

VIII. DEALER SERVICE OBLIGATIONS.......................................... 7
      A.   CUSTOMER SERVICE STANDARDS..................................... 7
      B.   NEW MOTOR VEHICLE PRE-DELIVERY SERVICE......................... 8
      C.   WARRANTY AND POLICY SERVICE.................................... 8

IX.   USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICE................ 8
      A.   WARRANTY DISCLOSURES AS TO NON-GENUINE PARTS AND
           ACCESSORIES.................................................... 9
      B.   ROADSIDE ASSISTANCE PROGRAM.................................... 9
      C.   SERVICE CAMPAIGN INSPECTIONS AND CORRECTIONS................... 9
      D.   COMPLIANCE WITH SAFETY AND EMISSION CONTROL
           REQUIREMENTS................................................... 9
      E.   COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES
           AND REGULATIONS................................................10

X.    SERVICE AND PARTS ORGANIZATION......................................10
      A.   ORGANIZATION AND STANDARDS.....................................10
      B.   SERVICE EQUIPMENT AND SPECIAL TOOLS............................10

      C.   PARTS STOCKING LEVEL...........................................11
      D.   AFTER-HOURS DELIVERY...........................................11
      E.   ASSISTANCE PROVIDED BY DISTRIBUTOR.............................11
           1. Service Manuals And Materials...............................11
           2. Field Service Personnel Assistance..........................11
      F.   EVALUATION OF DEALER'S SERVICE AND PARTS PERFORMANCE...........11

XI.   CUSTOMER SATISFACTION RESPONSIBILITIES..............................12
      A.   DEALER'S CUSTOMER SATISFACTION OBLIGATIONS.....................12
           1. DEALER'S Customer Satisfaction Plan.........................12
           2. Employee Training...........................................12
           3. Customer Satisfaction Manager...............................12
           4. Customer Assistance Response System.........................12
      B.   EVALUATION OF DEALER'S CUSTOMER SATISFACTION PERFORMANCE.......12

XII.  DEALERSHIP FACILITIES AND IDENTIFICATION............................13
      A.   FACILITIES.....................................................13
      B.   SERVICE RECEPTION AREA.........................................13
      C.   DEALER'S OPERATING HOURS.......................................13
      D.   SIGNS..........................................................14
      E.   EVALUATION OF DEALERSHIP FACILITIES............................14
      F.   USE OF LEXUS MARKS.............................................14
           1. Use By DEALER...............................................14
           2. Discontinuance of Use.......................................14

XIII. CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS........................15
      A    NET WORKING CAPITAL............................................15
      B    FLOORING AND LINES OF CREDIT...................................15
      C.   PAYMENT TERMS..................................................15
      D    UNIFORM ACCOUNTING SYSTEM......................................16
      E    RECORDS MAINTENANCE............................................16
      F    EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS.................16
      G    TAXES..........................................................16
      H    CONFIDENTIALITY................................................16
      I    DATA TRANSMISSION SYSTEMS......................................17
      J    SALES REPORTING................................................17

XIV.  TRANSFERS...........................................................17
      A.   SALE OF OWNERSHIP INTEREST IN DEALERSHIP.......................17
      B.   RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE...................17
           1. Rights Granted..............................................17
           2. Exercise of Distributor's Rights............................18
           3. Right of First Refusal......................................18
           4. Option to Purchase..........................................18
           5. Dealer's Obligations........................................19

XV.   SUCCESSION RIGHTS UPON DEATH OR INCAPACITY..........................19
      A.   SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER...................19
      B.   INCAPACITY OF OWNER............................................20
      C.   NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF
           OWNER..........................................................20

XVI.   TERMINATION........................................................21
       A.  VOLUNTARY TERMINATION BY DEALER................................21
       B.  TERMINATION FOR CAUSE..........................................21
           1. Immediate Termination.......................................21
           2. Termination Upon Sixty Days Notice..........................22
           3. Termination for Failure of Performance......................23
           4. Termination Upon Death or Incapacity........................23
       C.  NOTICE OF TERMINATION..........................................23
       D.  CONTINUANCE OF BUSINESS RELATIONS..............................23
       E.  REPURCHASE PROVISIONS..........................................23
           1. DISTRIBUTOR'S Obligations...................................23
           2. Responsibilities of DEALER..................................24
           3. Payment by DISTRIBUTOR......................................25

XVII.  MANAGEMENT OF DISPUTES.............................................25
       A.  ALTERNATIVE DISPUTE RESOLUTION PROGRAMS........................25
       B.  APPLICABLE LAW.................................................26
       C.  MUTUAL RELEASE.................................................26

XVIII. DEFENSE AND INDEMNIFICATION........................................26
       A.  DEFENSE AND INDEMNIFICATION BY DISTRIBUTOR.....................26
       B.  DEFENSE AND INDEMNIFICATION BY DEALER..........................27
       C.  CONDITIONAL DEFENSE AND/OR INDEMNIFICATION.....................28
       D.  THE EFFECT OF SUBSEQUENT DEVELOPMENTS..........................28
       E.  TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES............28

XIX.   GENERAL PROVISIONS.................................................29
       A.  NOTICES........................................................29
       B.  NO IMPLIED WAIVERS.............................................29
       C.  SOLE AGREEMENT OF THE PARTIES..................................29
       D.  DEALER NOT AN AGENT OR REPRESENTATIVE..........................29
       E.  ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES...................29
       F.  NO FRANCHISE FEE...............................................30
       G.  SEVERABILITY...................................................30
       H.  NEW AND SUPERSEDING DEALER AGREEMENTS..........................30
       I.  BENEFIT........................................................30

XX.    DEFINITIONS........................................................31
       A.  DEALER.........................................................31
       B.  OWNER..........................................................31
       C.  GENERAL MANAGER................................................31
       D.  DEALER FACILITIES..............................................31
       E.  APPROVED LOCATION(S)...........................................31
       F.  LEXUS MARKS....................................................31
       G.  LEXUS MOTOR VEHICLES...........................................31
       H.  GENUINE LEXUS PARTS AND ACCESSORIES............................31
       I.  LEXUS PRODUCTS.................................................31

XXI.   ADDITIONAL PROVISIONS..............................................32

                                     LEXUS

                               PRODUCT ADDENDUM

LEXUS hereby grants DEALER the non-exclusive right to buy and resell the LEXUS Motor Vehicles as defined in the LEXUS Dealer Agreement and identified below:


                                     GS 300
                                     ES 300
                                     LS 400
                                     SC 300
                                     SC 400
                                     LX 450


and all Genuine Lexus Parts and Accessories for such vehicles.

This LEXUS Product Addendum shall remain in effect unless and until superseded by a new LEXUS Product Addendum furnished DEALER by DISTRIBUTOR.

                            LEXUS DEALER AGREEMENT

                              STANDARD PROVISIONS

The following Standard Provisions are expressly incorporated in and made a part of the LEXUS Dealer Agreement.

VI.  ACQUISITION, DELIVERY AND INVENTORY OF LEXUS PRODUCTS

     A. APPOINTMENT OF DEALER

        DISTRIBUTOR hereby appoints DEALER and grants unto it the non-exclusive right to buy and resell the LEXUS Products identified in the LEXUS Product Addendum. DEALER accepts such appointment and understands that its appointment as a DEALER does not grant it an exclusive right to sell LEXUS Products in any specified geographical area.

        DEALER shall have the right to purchase LEXUS Products from DISTRIBUTOR in accordance with the provisions set forth herein and such other requirements as may be established from time to time by LEXUS.

     B. AVAILABILITY AND ALLOCATION OF PRODUCT

        DISTRIBUTOR will allocate LEXUS Products among its dealers in a fair and equitable manner. DEALER acknowledges and agrees that DISTRIBUTOR may consider, among other things, DEALER'S service capacity, customer satisfaction performance, sales performance, sales potential and facilities in determining the quantity of Product to offer to DEALER. DISTRIBUTOR will, upon DEALER'S request, explain the considerations and method used to distribute LEXUS Products to DEALER.

     C. PRICES AND TERMS OF SALE

        DISTRIBUTOR, from time to time, shall establish and revise prices and other terms for the sale of LEXUS Products to DEALER. Revised prices, terms, or provisions shall apply to any LEXUS Product not invoiced to DEALER by DISTRIBUTOR at the time the notice of such change is given to DEALER (in the case of LEXUS Motor Vehicles), or upon issuance of a new or modified Parts Price List or through change notices, letters, bulletins, or revision sheets (in the case of parts, options and accessories), or at such other times as may be designated in writing by DISTRIBUTOR.

     D. MODE, PLACE AND CHARGES FOR DELIVERY OF PRODUCTS

        DISTRIBUTOR shall designate the distribution points and the mode of transportation and shall select carrier(s) for the delivery of LEXUS Products to DEALER. DEALER shall pay DISTRIBUTOR such charges as DISTRIBUTOR in its sole discretion establishes for such transportation services.

    E.  DAMAGE CLAIMS AGAINST TRANSPORTATION CARRIERS

        DEALER shall promptly notify DISTRIBUTOR of any damage occurring during transit and shall, if so directed by DISTRIBUTOR, file claims against transportation carrier for damage. DEALER agrees to assist DISTRIBUTOR in obtaining recovery against any transportation carrier or insuree for loss or damage to LEXUS Products shipped hereunder. DISTRIBUTOR shall not be liable for loss or damage to LEXUS Products sold hereunder occurring after delivery thereof to premises of DEALER.

        To the extent required by law, DEALER shall notify the purchaser of a vehicle of any damage sustained by such vehicle prior to sale. DEALER shall indemnify and hold DISTRIBUTOR harmless from any liability resulting from DEALER'S failure to so notify such purchasers.

    F.  DELAY OR FAILURE OF DELIVERY

        DISTRIBUTOR shall not be liable for delay or failure to deliver LEXUS Products which it has previously agreed to deliver, where such delay or failure to deliver is the result of any event beyond the control of DISTRIBUTOR, including but not limited to any law or regulation of any governmental entity, acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, floods, storms, strikes, lockouts or other labor troubles, embargoes, blockades, or delay or failure of FACTORY to deliver LEXUS Products.

    G.  DIVERSION CHARGES

        If after shipment DEALER fails or refuses to accept LEXUS Products that it had agreed to purchase, DEALER shall pay all charges incurred by DISTRIBUTOR as a result of such diversion. Such charges shall not exceed the charge of returning any such product to the point of original shipment by DISTRIBUTOR plus all charges for demurrage, storage or other charges related to such diversion.

        DEALER also agrees to assume responsibility for, and shall pay any and all reasonable charges for, demurrage, storage or other charges accruing after arrival of shipment at the diversion point established by DISTRIBUTOR.

    H.  CHANGES OF DESIGN, OPTIONS OR SPECIFICATIONS

        DISTRIBUTOR may change the design or specifications of any LEXUS Product or the options in any LEXUS Product and shall be under no obligation to provide notice of same or to make any similar change upon any product previously purchased by or shipped to DEALER. No change shall be considered a model year change unless so specified by DISTRIBUTOR.

    I.  DISCONTINUANCE OF MANUFACTURE OR IMPORTATION

        FACTORY and/or DISTRIBUTOR may discontinue the manufacture, importation or distribution of all or part of any LEXUS Product, whether motor vehicle, parts, options, or accessories, including any model, series, or body style of any

        LEXUS Motor Vehicle at any time without any obligation or liability to DEALER by reason thereof.

     J. MINIMUM VEHICLE INVENTORIES

        DEALER agrees that it shall, at all times, maintain in showroom ready condition at least the minimum inventory of LEXUS Motor Vehicles as may be established by DISTRIBUTOR from time to time.

     K. PRODUCT MODIFICATIONS

        DEALER agrees that it will not install aftermarket accessories or make any modifications to LEXUS vehicles that may impair or adversely affect a vehicle's safety, emissions, structural integrity or performance.

VII. DEALER MARKETING OF LEXUS PRODUCTS

     A. DEALER'S SALES RESPONSIBILITIES

        DEALER recognizes that customer satisfaction and the successful promotion and sale of LEXUS Products are significantly dependent on DEALER'S advertising and sales promotion activities. Therefore, DEALER at all times shall:

        1. Use its best efforts to promote, sell and service new and used LEXUS Products;

        2. Advertise and merchandise LEXUS Products and use current LEXUS showroom displays;

        3. Ensure that its sales personnel meet the educational and management standards established by DISTRIBUTOR and have such personnel, as are appropriate, attend all sales training courses prescribed by DISTRIBUTOR at DEALER'S expense;

        4. Maintain a high standard of ethics in advertising, promoting and selling LEXUS Products and avoid engaging in any misrepresentation or unfair or deceptive practices. DEALER shall discontinue any advertising that DISTRIBUTOR may find to be injurious to DISTRIBUTOR'S business or reputation or to the LEXUS Marks, or that are likely to be violative of applicable laws or regulations;

        5. Advertise in the local classified telephone directories identifying itself as an authorized LEXUS DEALER. Such ad(s) shall properly display the LEXUS Marks; and

        6. Accurately represent to customers the total selling price of LEXUS Products. DEALER agrees to explain to customers of LEXUS Products the items that make up the total selling price and to give the customers itemized invoices and all other information required by law. DEALER understands and hereby acknowledges that it may sell LEXUS Products at whatever price DEALER desires.

    B.  EXPORT POLICY

        DEALER is authorized to sell LEXUS Motor Vehicles only to customers located in the United States. DEALER agrees that it will not sell LEXUS Motor Vehicles for resale or use outside the United States. DEALER agrees to abide by any export policy established by DISTRIBUTOR.

    C.  LEXUS DEALER ASSOCIATION

        Except where prohibited by law, DEALER will participate in a LEXUS Dealer Advertising Association. DEALER agrees to cooperate in the establishment of such an association and to fund its fair share of advertising and merchandising programs undertaken by the association.

    D.  USED VEHICLES

        DEALER agrees to display and sell used vehicles at the Approved Location(s). DEALER shall maintain for resale an adequate inventory of used vehicles.

    E.  PRIMARY AREA OF RESPONSIBILITY

        DISTRIBUTOR will assign DEALER a geographic area called a Primary Market Area ("PMA"). DEALER'S PMA may be altered or adjusted by DISTRIBUTOR at any time. The PMA is a tool used by DISTRIBUTOR to evaluate DEALER'S performance of its obligations. DEALER agrees that it has no right or interest in any PMA that DISTRIBUTOR, in its sole discretion, may designate. As permitted by local law, DISTRIBUTOR may add new dealers to, or relocate dealers in or into the PMA assigned to DEALER.

    F.  EVALUATION OF DEALER'S SALES AND MARKETING PERFORMANCE

        DISTRIBUTOR periodically will evaluate DEALER'S sales and marketing performance under this Agreement. DEALER'S evaluation will be based on such reasonable criteria as DISTRIBUTOR may establish including, without limitation, comparisons of DEALER'S sales with those of other LEXUS dealers. DISTRIBUTOR will review such evaluations with DEALER and DEALER shall take prompt corrective action, if required, to improve its performance.

VIII. DEALER SERVICE OBLIGATIONS

      A. CUSTOMER SERVICE STANDARDS

         DEALER and DISTRIBUTOR agree that the success and future growth of the LEXUS franchise is substantially dependent upon the customers' ability to obtain responsive, high-quality vehicle servicing. Therefore, DEALER agrees to:

         1. Take all reasonable steps to provide service of the highest quality for all LEXUS Motor Vehicles, regardless of where purchased and whether or not under warranty;

          2. Ensure that the customer is advised of the necessary repairs and his or her consent is obtained prior to the initiation of any repairs;

          3. Ensure that necessary repairs on LEXUS Motor Vehicles are accurately diagnosed and professionally performed; and

          4. Assure that the customer is treated courteously and fairly at all times.

     B.   NEW MOTOR VEHICLE PRE-DELIVERY SERVICE

          DEALER agrees that, prior to delivery of a new LEXUS Motor Vehicle to a customer, it shall perform, if directed by DISTRIBUTOR, pre-delivery service on each LEXUS Motor Vehicle in accordance with LEXUS standards. DISTRIBUTOR shall reimburse DEALER for such pre-delivery service according to such directives and the applicable provisions of the LEXUS Warranty Policies and Procedures Manual.

     C.   WARRANTY AND POLICY SERVICE

          DEALER acknowledges that the only warranties of DISTRIBUTOR or FACTORY applicable to LEXUS Products shall be the New Vehicle Limited Warranty or such other written warranties that may be expressly furnished by DISTRIBUTOR or FACTORY. Except for its limited liability under such written warranty or warranties, DISTRIBUTOR and FACTORY do not assume any other warranty, obligation or liability. DEALER is not authorized to assume any additional warranty obligations or liabilities on behalf of DISTRIBUTOR or FACTORY. Any such additional obligations assumed by DEALER shall be the sole responsibility of DEALER.

          DEALER shall perform warranty and policy service specified by DISTRIBUTOR, in accordance with the LEXUS Warranty Policies and Procedures Manual. DISTRIBUTOR agrees to compensate DEALER for all warranty and policy work, including labor, diagnosis and Genuine LEXUS Parts and Accessories, in accordance with procedures and at rates to be announced from time to time by DISTRIBUTOR and in accordance with applicable law. Unless otherwise approved in advance by DISTRIBUTOR, DEALER shall use only Genuine LEXUS Parts and Accessories when performing LEXUS warranty repairs. Warranty and policy service is provided for the benefit of customers and DEALER agrees that the customer shall not be obligated to pay any charges for warranty or policy work or any other services for which DEALER is reimbursed by DISTRIBUTOR, except as required by law.

IX.  USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICE

     Subject to the provisions of Sections VI(k) and VIII(c), DEALER has the right to sell, install or use for making non-warranty repairs products that are not Genuine LEXUS Parts or Accessories.

     DEALER acknowledges, however, that its customers expect that any parts or accessories that DEALER sells, installs or uses in the sale, repair or servicing of LEXUS vehicles are, or meet the high quality standards of, Genuine LEXUS Parts or Acces-sories. DEALER agrees that in sales, repairs or servicing where DEALER does not use Genuine LEXUS Parts or Accessories, DEALER only will utilize such other parts or accessories as:

     1. Will not adversely affect the mechanical operation of the LEXUS vehicle being sold, repaired or serviced; and

     2. Are equivalent in quality and design to Genuine LEXUS Parts or Accessories.

     DEALER further agrees that it will not offer to sell any parts or accessories that for reasons of quality or image are reasonably objected to by LEXUS.

     A.   WARRANTY DISCLOSURES AS TO NON-GENUINE PARTS AND ACCESSORIES

          In order to avoid confusion and to minimize potential customer dissatisfaction, in any non-warranty instance where DEALER sells, installs or uses non-Genuine LEXUS Parts or Accessories, DEALER shall disclose such fact to the customer and shall advise the customer that the item is not included in warranties furnished by DISTRIBUTOR or FACTORY. Such disclosure shall be written, conspicuous and stated on the customer's copy of the service or repair order or sale document. In addition, DEALER will clearly explain to the customer the extent of any warranty covering the parts or accessories involved and will deliver a copy of the warranty to the customer.

     B.   ROADSIDE ASSISTANCE PROGRAM

          Dealer agrees to participate in the LEXUS Roadside Assistance Program as specified by DISTRIBUTOR.

     C.   SERVICE CAMPAIGN INSPECTIONS AND CORRECTIONS

          DEALER agrees to perform service campaign inspections and/or corrections for owners or users of all LEXUS Products that qualify for such inspections and/or corrections. DEALER further agrees to comply with all DISTRIBUTOR'S directives and with the applicable procedures in the LEXUS Warranty Policies and Procedures Manual relating to those inspections and/or corrections. DISTRIBUTOR agrees to reimburse DEALER for all replacement parts and/or other materials required and used in connection with such work and for labor according to such directives and the applicable provisions of the LEXUS Warranty Policies and Procedures Manual.

     D.   COMPLIANCE WITH SAFETY AND EMISSION CONTROL REQUIREMENTS

          DEALER agrees to comply and operate consistently with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, including applicable rules and regulations issued from time to time thereunder, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.

          In the event that the laws of the state in which DEALER is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to their retail sale, any safety devices or other equipment not installed or supplied as standard equipment by FACTORY, then DEALER, prior to the sale of any LEXUS Motor Vehicle on which such installations are required, shall properly install such devices or equipment on such LEXUS Motor Vehicles. DEALER shall comply with state and local laws pertaining to the installation and reporting of such equipment.

          In the interest of motor vehicle safety and emission control, DISTRIBUTOR and DEALER agree to provide to each other such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, and their rules and regulations, and all other applicable federal, state and local motor vehicle safety and emissions control statutes, rules and regulations.

     E.   COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES AND REGULATIONS

          Because certain customer complaints may impose liability upon DISTRIBUTOR under various repair or replace laws or other consumer protection laws and regulations, DEALER agrees to provide prompt notice to DISTRIBUTOR of such complaints and take such other steps as DISTRIBUTOR may require. DEALER will do nothing to affect adversely DISTRIBUTOR'S rights under such laws and regulations. Subject to any law or any regulation to the contrary, DEALER shall be liable to DISTRIBUTOR for any refunds or vehicle replacements provided to customer where DISTRIBUTOR reasonably establishes that DEALER failed to carry out vehicle repairs in accordance with DISTRIBUTOR'S written published policies and procedures or its express oral instructions subsequently confirmed in writing. DEALER also agrees to provide applicable required customer notifications and disclosures as prescribed by repair or replacement laws or other consumer laws or regulations.

X.   SERVICE AND PARTS ORGANIZATION

     A.   ORGANIZATION AND STANDARDS

          DEALER agrees to organize and maintain a complete service and parts organization of the highest quality, including a qualified Service Manager, Parts Manager, Diagnostic Specialists, Technicians and a sufficient complement of qualified customer relations, service and parts personnel as recommended in the LEXUS Dealer Facility Planner. DEALER'S personnel will meet the educational, management and technical training standards established by DISTRIBUTOR, and will attend all service, parts and customer satisfaction training courses prescribed by DISTRIBUTOR at DEALER'S expense.

     B.   SERVICE EQUIPMENT AND SPECIAL TOOLS

          DEALER agrees to acquire and properly maintain adequate service equipment and such special service tools and instruments as are specified by DISTRIBUTOR.

     C.   PARTS STOCKING LEVEL

          DEALER agrees to maintain its parts stock at minimum stocking levels established by DISTRIBUTOR. In consideration for DEALER'S maintenance of the Dealer Stocking Guide, DISTRIBUTOR grants DEALER a one hundred percent (100%) obsolescence parts return policy. For non-stocking guide parts, parts orders will accrue a five percent (5%) obsolescence eligibility.

     D.   AFTER-HOURS DELIVERY

          Dealer agrees to provide DISTRIBUTOR, upon request, access to a secure area for after-hours parts or vehicle delivery.

     E.   ASSISTANCE PROVIDED BY DISTRIBUTOR

          1.   SERVICE MANUALS AND MATERIALS

               DISTRIBUTOR agrees to make available to DEALER copies of such service manuals and bulletins, publications and technical data as DISTRIBUTOR shall deem to be necessary for the needs of DEALER'S service and parts organization. DEALER shall be responsible for keeping such manuals, publications and data current and available for consultation by its employees.

          2.   FIELD SERVICE PERSONNEL ASSISTANCE

               To assist DEALER in handling service responsibilities under this Agreement, DISTRIBUTOR agrees to make available qualified field service personnel who will, from time to time, advise and counsel DEALER on service-related subjects, including service policies, product and technical adjustments, repair and replacement of product components, customer relations, warranty administration, service and parts merchandising, and personnel/management training.

     F.   EVALUATION OF DEALER'S SERVICE AND PARTS PERFORMANCE

          DISTRIBUTOR will evaluate periodically DEALER'S: (i) service performance in areas such as customer satisfaction, warranty administration, service repairs, service management, facilities, operating procedures, new vehicle pre-delivery service; and (ii) parts operations, facilities, tools and equipment. DISTRIBUTOR agrees to review such evaluations with DEALER and DEALER agrees to take prompt action to improve the service and parts performance to satisfactory levels as DISTRIBUTOR may require. Such action shall, if requested by DISTRIBUTOR, include an action plan by DEALER for improvement of service and parts performance within a specific time period approved by DISTRIBUTOR.

XI.  CUSTOMER SATISFACTION RESPONSIBILITIES

     A goal of DISTRIBUTOR and DEALER is to be recognized as marketing the finest products and providing the best service in the automobile industry. The LEXUS name should be synonymous with the highest level of customer satisfaction.

     A.   DEALER'S CUSTOMER SATISFACTION OBLIGATIONS

          DEALER will be responsible for satisfying LEXUS customers in all matters except those that are directly related to product design and manufacturing or are otherwise out of DEALER'S control. DEALER will take all reasonable steps to ensure that each customer is completely satisfied with his or her LEXUS Products and the services and practices of DEALER. DEALER will not engage in any practice or method of operation if its nature or quality may impair the reputation of LEXUS or LEXUS Products and it has been reasonably objected to by DISTRIBUTOR.

          1.   DEALER'S CUSTOMER SATISFACTION PLAN

               DEALER shall provide a detailed plan of DEALER'S customer satisfaction program to DISTRIBUTOR and shall implement such program on a continuous basis. This plan shall include an ongoing system for emphasizing customer satisfaction to all DEALER'S employees, for training DEALER employees and for conveying to customers that DEALER is committed to the highest possible level of customer satisfaction.

          2.   EMPLOYEE TRAINING

               DEALER agrees to participate and to have its employees participate in LEXUS customer satisfaction training as required by DISTRIBUTOR, at DEALER'S expense.

          3.   CUSTOMER SATISFACTION MANAGER

               If requested by DISTRIBUTOR, DEALER agrees to employ a full-time Customer Satisfaction Manager with the necessary authority to make all decisions regarding customer satisfaction and to resolve all customer problems.

          4.   CUSTOMER ASSISTANCE RESPONSE SYSTEM

               DEALER agrees to implement a system, approved by DISTRIBUTOR, that will respond immediately to requests for customer assistance from DISTRIBUTOR.

     B.   EVALUATION OF DEALER'S CUSTOMER SATISFACTION PERFORMANCE

          DISTRIBUTOR periodically will evaluate DEALER'S customer satisfaction performance based on the following considerations and efforts by DEALER.

          1. DISTRIBUTOR will provide DEALER with Owner Satisfaction Index ("OSI") reports or such other equivalent data as will permit DEALER to assess its performance and maintain the highest level of customer satisfaction.

               DEALER agrees to review with its employees on a regular basis the results of the customer satisfaction reports or other data it receives.

          2. DEALER agrees to develop and implement specific action plans to improve results in the event that DEALER is below the average for other LEXUS dealers. The plans are to be reviewed with DISTRIBUTOR on a basis that DISTRIBUTOR deems appropriate. DEALER will use its best efforts to respond on a timely basis to requests from DISTRIBUTOR to take action on unsatisfactory customer satisfaction matters and to commit necessary resources to remedy deficiencies reasonably specified by DISTRIBUTOR.

XII. DEALERSHIP FACILITIES AND IDENTIFICATION

     A.   FACILITIES

          1. In order for DISTRIBUTOR to establish an effective network of authorized LEXUS dealers, DEALER shall provide, and at all times maintain, attractive dealership facilities at the Approved Location(s) that satisfy the image, size, layout, interior design, color; equipment and identification required by DISTRIBUTOR. DEALER'S facility shall meet the minimum facility standards established by LEXUS.

          2. To assist DEALER in planning, building, remodeling, or maintaining dealership facilities, DISTRIBUTOR will provide DEALER a LEXUS Dealer Facility Planner and will identify sources from which DEALER may purchase facility consultation and planning services, and architectural materials and furnishings that meet LEXUS standards and guidelines. DISTRIBUTOR will also make available to DEALER, upon request, sample copies of building layout plans, facility planning recommendations, and an applicable identification program covering the placement, installation and maintenance of required signs. In addition, representatives of DISTRIBUTOR will be available to DEALER from time to time to counsel and advise DEALER and dealership personnel in connection with DEALER'S planning and equipping the dealership premises.

     B.   SERVICE RECEPTION AREA

          DEALER agrees to maintain a service reception area that meets all requirements set forth in the LEXUS Dealer Facility Planner, that is consistent with the LEXUS image and that will promote a high level of customer satisfaction.

    C.    DEALER'S OPERATING HOURS

          DEALER agrees to keep its dealership operations open for business during all days and hours that are customary and lawful for such operations in the community or locality in which DEALER is located and in accordance with industry standards.

     D.   SIGNS

          Subject to applicable governmental statutes, ordinances and regulations, DEALER agrees to erect, display and maintain, at Approved Location(s) only and at DEALER'S sole expense, such standard authorized product and service signs as specified by DISTRIBUTOR.

     E.   EVALUATION OF DEALERSHIP FACILITIES

          DISTRIBUTOR periodically will evaluate DEALER'S facilities. In making such evaluations, DISTRIBUTOR may consider, among other things: the actual building and land provided by DEALER for the performance of its responsibilities under this Agreement; compliance with DISTRIBUTOR'S current requirements for dealership operations; the appearance, condition, layout and signage of the dealership facilities; and such other factors as in DISTRIBUTOR'S opinion may relate to DEALER'S performance of its responsibilities under this Agreement. DISTRIBUTOR will discuss such evaluations with DEALER and DEALER shall take prompt action to comply with DISTRIBUTOR'S recommendations and minimum facility standards.

     F.   USE OF LEXUS MARKS

          1.   USE BY DEALER

               DISTRIBUTOR grants to DEALER the nonexclusive privilege of displaying or otherwise using authorized LEXUS Marks as specified in the LEXUS Graphic Standards Manual at the Approved Location(s) in connection with the selling or servicing of LEXUS Products.

               DEALER further agrees that it promptly shall discontinue the display and use of any such LEXUS Marks, and shall change the manner in which any LEXUS Marks are displayed and used, when for any reason it is requested to do so by DISTRIBUTOR. DEALER may use the LEXUS Marks only at Approved Location(s) and for such purposes as are specified in this Agreement. DEALER agrees that such LEXUS Marks may be used as part of the name under which DEALER'S business is conducted only with the prior written approval of DISTRIBUTOR.

          2.   DISCONTINUANCE OF USE

               Upon termination, non-renewal, or expiration of this Agreement, DEALER agrees that it shall immediately:

               a. Discontinue the use of the word LEXUS and the LEXUS Marks, or any semblance of same, including without limitation, the use of all stationery, telephone directory listing, and other printed material referring in any way to LEXUS or bearing any LEXUS Mark;

               b. Discontinue the use of the word LEXUS or the LEXUS Marks, or any semblance of same, as part of its business or corporate name, and file a change or discontinuance of such name with appropriate authorities;

               c. Remove all product signs bearing said word(s) or LEXUS Marks at DEALER'S sole cost and expense;

               d.  Cease representing itself as an authorized LEXUS Dealer; and

               e. Refrain from any action, including without limitation, any advertising, stating or implying that it is authorized to sell or distribute LEXUS Products.

               In the event DEALER fails to comply with the terms and conditions of this Section, DISTRIBUTOR shall have the right to enter upon DEALER'S premises and remove, without liability, all such product signs and identification bearing the word LEXUS or any LEXUS Marks. DEALER agrees that it shall reimburse DISTRIBUTOR for any costs and expenses incurred in such removal, including reasonable attorney fees.

XIII.  CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS

     A.   NETWORKING CAPITAL

          DEALER agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified by DISTRIBUTOR. DISTRIBUTOR will have the right to increase the minimum net working capital required, and DEALER agrees promptly to establish and maintain the increased amount.

     B.   FLOORING AND LINES OF CREDIT

          DEALER agrees to obtain and maintain at all times a confirmed and adequate flooring line with a bank or financial institution or other method of financing acceptable to DISTRIBUTOR to enable DEALER to perform its obligations pursuant to this Agreement.

          DISTRIBUTOR may increase the required amounts of flooring or lines of credit, and DEALER agrees promptly to establish and maintain the increased amount.

          Subject to the foregoing obligations, DEALER is free to do its financing business, wholesale, retail or both, with whomever it chooses and to the extent it desires.

     C.   PAYMENT TERMS

          All monies or accounts due DEALER from DISTRIBUTOR will be considered net of DEALER'S indebtedness to DISTRIBUTOR. DISTRIBUTOR may deduct or offset any amounts due or to become due from DEALER to DISTRIBUTOR, or any amounts held by DISTRIBUTOR, from or against any sums or accounts due or to become due from DISTRIBUTOR to DEALER. Any amounts owed by DEALER to DISTRIBUTOR that are not paid when due shall bear interest as established by DISTRIBUTOR and permitted by law. Payments by DEALER to DISTRIBUTOR shall be made in such a manner as prescribed by DISTRIBUTOR and shall be applied against DEALER'S indebtedness in accordance with DISTRIBUTOR'S policies and practices.

     D.   UNIFORM ACCOUNTING SYSTEM

          DEALER agrees to maintain its financial books and records in accordance with the LEXUS Accounting Manual, as amended from time to time by DISTRIBUTOR. In addition, DEALER shall furnish to DISTRIBUTOR complete and accurate financial or operating information, including without limitation, a financial and/or operating statement covering the current month and calendar year-to-date operations and showing the true and accurate condition of DEALER'S business. DEALER shall promptly furnish to DISTRIBUTOR copies of any adjusted financial and/or operating statements, including any and all adjusted, year-end statements prepared for tax or any other purposes. All such information shall be furnished by DEALER to DISTRIBUTOR via DISTRIBUTOR'S electronic communications network and in such a format and at such times as prescribed by DISTRIBUTOR.

     E.   RECORDS MAINTENANCE

          DEALER agrees to keep complete, accurate and current records regarding its sale, leasing and servicing of LEXUS Products for a minimum of five (5) years, exclusive of any retention period required by any governmental entity. DEALER shall prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by DEALER in accordance with the LEXUS Warranty Policies and Procedures Manual.

     F.   EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS

          DISTRIBUTOR shall have the right at all reasonable times and during regular business hours to inspect DEALER'S facilities and to examine, audit and to reproduce all records, accounts and supporting data relating to the operations of DEALER, including without limitation, sales reporting, service and repair of LEXUS Products by DEALER.

     G.   TAXES

          DEALER shall be responsible for and duly pay all sales taxes, use taxes, excise taxes and other governmental or municipal charges imposed, levied or based upon the purchase or sale of LEXUS Products by DEALER, and shall maintain accurate records of the same.

     H.   CONFIDENTIALITY

          DISTRIBUTOR agrees that it shall not provide any financial data or documents submitted to it by DEALER to any third party unless authorized by DEALER, required by law, or required to generate composite or comparative data for analytical purposes.

          DEALER agrees to keep confidential and not to disclose, directly or indirectly, any information that DISTRIBUTOR designates as confidential.

     I.   DATA TRANSMISSION SYSTEMS

          DISTRIBUTOR has established a national, private, centralized database of information about all LEXUS vehicles and customers. In order to provide the highest level of service and support and to facilitate accurate and timely reporting of relevant DEALER operational and financial data, DEALER shall provide information to DISTRIBUTOR as specified by DISTRIBUTOR from time to time, including, but not limited to, customer service, sales, parts inventory and accounting information. All information shall be submitted by DEALER via the LEXUS electronic communications network. DEALER will acquire, install and maintain at its expense the necessary equipment and systems compatible with the LEXUS electronic communications network. DISTRIBUTOR will recommend to DEALER an independent source for purchasing the required equipment and systems. DEALER, however, may purchase equipment from any source, provided the equipment meets the LEXUS electronic communications network specifications.

     J.   SALES REPORTING

          DEALER agrees to accurately report to DISTRIBUTOR, with such relevant information as DISTRIBUTOR may reasonably require, the delivery of each new motor vehicle to a purchaser by the end of the day in which the vehicle is delivered to the purchaser thereof, and to furnish DISTRIBUTOR with such other reports as DISTRIBUTOR may reasonably require from time to time.

XIV.   TRANSFERS

     A.   SALE OF OWNERSHIP INTEREST IN DEALERSHIP

          This is a personal services Agreement based upon the personal skills, service, qualifications and commitment of DEALER'S OWNERS and General Manager. For this reason, and because DISTRIBUTOR has entered into this Agreement in reliance upon DEALER'S, OWNERS' and General Manager's qualifications, DEALER agrees to obtain DISTRIBUTOR'S prior written approval of any proposed change in its ownership, General Manager or any proposed disposition of DEALER'S principal assets.

          DISTRIBUTOR shall not be obligated to renew this Agreement or to execute a new Agreement to a proposed transferee unless DEALER first makes arrangements acceptable to DISTRIBUTOR to satisfy any outstanding indebtedness to DISTRIBUTOR.

     B.   RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE

          1.   RIGHTS GRANTED

               If a proposal to sell the dealership's assets or transfer its ownership is submitted by DEALER to DISTRIBUTOR, or in the event of the death of the majority owner of DEALER, DISTRIBUTOR has a right of first refusal or option to purchase the dealership assets or stock, including any leasehold interest or realty. DISTRIBUTOR'S exercise of its right or option under this Section supercedes DEALER'S right to transfer its interest in, or ownership of, the dealership. DISTRIBUTOR'S right or option may be assigned by it to any third party and DISTRIBUTOR hereby guarantees the full payment to DEALER of the purchase price by such assignee. DISTRIBUTOR may disclose the terms of any pending buy/sell agreement and any other relevant dealership performance information to any potential assignee. DISTRIBUTOR'S rights under this Section will be binding on and enforceable against any assignee or successor in interest of DEALER or purchaser of DEALER'S assets.

          2.   EXERCISE OF DISTRIBUTOR'S RIGHTS

               DISTRIBUTOR shall have thirty (30) days from the following events within which to exercise its option to purchase or right of first refusal: (i) DISTRIBUTOR'S receipt of all data and documentation customarily required by it to evaluate a proposed transfer of ownership; (ii) DISTRIBUTOR'S receipt of notice from DEALER of the death of the majority owner of DEALER; or (iii) DISTRIBUTOR'S disapproving of any application submitted by an OWNER'S heirs pursuant to Section XIV. DISTRIBUTOR'S exercise of its right of first refusal under this Section neither shall be dependent upon nor require its prior refusal to approve the proposed transfer.

          3.   RIGHT OF FIRST REFUSAL

               If DEALER has entered into a bona fide written buy/sell agreement for its dealership business or assets, DISTRIBUTOR'S right under this Section is a right of first refusal, enabling DISTRIBUTOR to assume the buyer's rights and obligations under such buy/sell agreement, and to cancel this Agreement and all rights granted DEALER. Upon DISTRIBUTOR'S request, DEALER agrees to provide other documents relating to the proposed transfer and any other information which DISTRIBUTOR deems appropriate, including, but not limited to, those reflecting other agreements or understandings between the parties to the buy/sell agreement. Refusal to provide such documentation or to state that no such documents exist shall create the presumption that the buy/sell agreement is not a bona fide agreement.

          4.   OPTION TO PURCHASE

               In the event of the death of a majority OWNER or if DEALER submits a proposal which DISTRIBUTOR determines is not bona fide or in good faith, DISTRIBUTOR has the option to purchase the principal assets of DEALER utilizing the dealership business, including real estate and leasehold interest, and to cancel this Agreement and the rights granted DEALER. The purchase price of the dealership assets will be determined by good faith negotiations between the parties. If an agreement cannot be reached, the purchase price will be exclusively determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration shall be the office of the American

               Arbitration Association in the locality of DISTRIBUTOR'S principal place of business.

          5.   DEALER'S OBLIGATIONS

               Upon DISTRIBUTOR'S exercise of its right or option and tender of performance under the buy/sell agreement or upon whatever terms may be expressed in the buy/sell agreement, DEALER shall forthwith transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording, and DEALER shall deliver complete possession of the property and deed at the time of closing. DEALER shall also furnish to DISTRIBUTOR all copies of any easements, licenses or other documents affecting the property or dealership operations and shall assign any permits or licenses that are necessary or desirable for the use of or appurtenant to the property or the conduct of such dealer operations. DEALER also agrees to execute and deliver to DISTRIBUTOR instruments satisfactory to DISTRIBUTOR conveying title to all personal property, including leasehold interests, involved in the transfer or sale to DISTRIBUTOR. If any personal property is subject to any lien or charge of any kind, DEALER agrees to procure the discharge and satisfaction thereof prior to the closing of sale of such property to DISTRIBUTOR.

XV.  SUCCESSION RIGHTS UPON DEATH OR INCAPACITY

     A.   SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER

          In the event that OWNER dies and his or her interest in Dealership passes directly to any person or persons ("Heirs") who wish to succeed to OWNER'S interest, then OWNER'S legal representative must notify DISTRIBUTOR within sixty (60) days of the death of the OWNER of such Heir's or Heirs' intent to succeed OWNER. The legal representative also must then designate a proposed General Manager for DISTRIBUTOR approval. The effect of such notice from OWNER'S legal representative will be to suspend any notice of termination provided for in Section XVI (B)(4) issued hereunder.

          Upon delivery of such notice, OWNER'S legal representative shall immediately request any person(s) identified by it as intending to succeed OWNER and the designated candidate for General Manager to submit an application and to provide all personal and financial information that DISTRIBUTOR may reasonably and customarily require in connection with its review of such applications. All requested information must be provided promptly to DISTRIBUTOR and in no case later than thirty (30) days after receipt of such request from OWNER'S legal representative. Upon the submission of all requested information, DISTRIBUTOR agrees to review such application(s) pursuant to the then current criteria generally applied by DISTRIBUTOR in qualifying dealer OWNERS and/or General Managers. DISTRIBUTOR shall either approve or disapprove the application(s) within ninety (90) days of full compliance with all DISTRIBUTOR'S requests for information. If DISTRIBUTOR approves the application(s), it shall offer to enter into a new LEXUS Dealer

          Agreement with OWNER'S Heir(s) in the form then currently in use, subject to such additional conditions and for such term as DISTRIBUTOR deems appropriate.

          In the event that DISTRIBUTOR does not approve the designated Heir(s) or designated candidate for Manager, or if the OWNER'S legal representative withdraws his or her notice of the Heir(s) intent to succeed as OWNER(S) or if the legal representative or any proposed OWNERS or General Manager fails to timely provide the required information, DISTRIBUTOR may reinstate or issue a notice of termination. Nothing in this Section shall waive DISTRIBUTOR'S right to exercise its Option to Purchase set forth in Section XIV herein.

     B.   INCAPACITY OF OWNER

          The parties agree that, as used herein, incapacity shall refer to any physical or mental ailment that, in DISTRIBUTOR'S opinion, adversely affects OWNER'S ability to meet his or her obligations under this Agreement. DISTRIBUTOR may terminate this Agreement when an incapacitated OWNER also is the General Manager identified herein.

          Prior to the effective date of any notice of termination, an incapacitated OWNER who is also the General Manager, or his or her legal representative, may propose a new candidate for the position of General Manager. Such proposal shall be in writing and shall suspend any pending notice of termination until DISTRIBUTOR advises DEALER of its approval or disapproval of the new candidate. Upon receipt of such notice, DISTRIBUTOR and DEALER shall follow the qualification procedures set forth in subsection A above.

     C.   NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF OWNER

          An OWNER owning a majority of DEALER'S stock may nominate a candidate to assume ownership and/or the position of General Manager of the dealership upon his or her death or incapacity.

          As soon as practicable after such nomination, DISTRIBUTOR will request such personal financial information from the nominated OWNER and/or General Manager candidate as it reasonably and customarily may require in evaluating such candidates. DISTRIBUTOR shall apply criteria then currently used by DISTRIBUTOR in qualifying OWNERS and/or General Managers of authorized dealers. Upon receipt of all requested information, DISTRIBUTOR shall either approve or disapprove such candidate. If DISTRIBUTOR initially approves the candidate, said approval shall remain in effect for the duration of the current Agreement. DISTRIBUTOR agrees that DEALER may renominate the candidate after the expiration of this Agreement, and DISTRIBUTOR will approve such nomination provided: (i) DISTRIBUTOR and DEALER have entered into a new LEXUS Dealer Agreement; and (ii) the proposed candidate continues to comply with the then current criteria used by DISTRIBUTOR in qualifying such candidates. If DISTRIBUTOR does not initially qualify the candidate, DISTRIBUTOR agrees to review the reason(s) for its decision with OWNER. OWNER is is free at any time to renew its nomination. However, in such instances, the candidate must again qualify pursuant to the then current criteria. OWNER may, by written notice, withdraw a nomination at any time, even if DISTRIBUTOR has previously qualified said candidate.

XVI. TERMINATION

     A.   VOLUNTARY TERMINATION BY DEALER

          DEALER may voluntarily terminate this Agreement at any time by written notice to DISTRIBUTOR. Termination shall be effective thirty (30) days after receipt of the notice by DISTRIBUTOR, unless otherwise mutually agreed in writing.

     B.   TERMINATION FOR CAUSE

          1.   IMMEDIATE TERMINATION

               DEALER and DISTRIBUTOR agree that the following conduct is within DEALER'S control and is so contrary to the goals, purposes and objectives of this Agreement as to warrant its immediate termination. Accordingly, DEALER agrees that if it engages in any of the following types of conduct, DISTRIBUTOR shall have the right to terminate this Agreement immediately:

               a. If DEALER fails to conduct any customary dealership operations for seven consecutive business days, except in the event such closure or cessation of operation is caused by some physical event beyond the control of the DEALER, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God;

               b. If DEALER becomes insolvent, or files any petition under bankruptcy law, or executes an assignment for the benefit of creditors, or appoints a receiver or trustee or another officer having similar powers is appointed for DEALER and is not removed within thirty (30) days from his appointment thereto or there is any levy under attachment or execution or similar process which is not vacated or removed by payment or bonding within ten (10) days;

               c. If DEALER, or any OWNER or Officer of DEALER is convicted of any felony;

               d. If DEALER or any OWNER, Officer or General Manager of Dealer makes any material misrepresentation to DISTRIBUTOR; or

               e. If DEALER fails to obtain or maintain any license, permit or authorization necessary for the conduct by DEALER of his or her business pursuant to this Agreement, or such license, permit or authorization is suspended or revoked.

     2.   TERMINATION UPON SIXTY DAYS NOTICE

          The following conduct violates the terms and conditions of this Agreement and, if DEALER engages in such conduct, DISTRIBUTOR shall have the right to terminate this Agreement upon sixty (60) days notice:

          a. Any attempted or actual sale, transfer or assignment by DEALER of this Agreement or any of the rights granted DEALER hereunder, or any attempted or actual transfer, assignment or delegation by DEALER of any of the responsibilities assumed by it under this Agreement without the prior written approval of DISTRIBUTOR;

          b.   Any unreasonable removal of the General Manager;

          c. Appointment of a new General Manager without the prior written approval of DISTRIBUTOR;

          d. The conducting, directly or indirectly, of any LEXUS dealer operation other than at the Approved Location(s);

          e.   Failure of DEALER to pay DISTRIBUTOR for any LEXUS Products;

          f. Failure of DEALER to establish or maintain during the existence of this Agreement the required net working capital or adequate flooring and lines of credit;

          g. Any dispute, disagreement or controversy among managers, officers or stockholders of DEALER that, in the reasonable opinion of DISTRIBUTOR, adversely affects the ownership, operation, management, business, reputation or interests of DEALER or DISTRIBUTOR;

          h. Retention by DEALER of any General Manager, who, in DISTRIBUTOR'S reasonable opinion, is not competent or, if previously approved by DISTRIBUTOR, no longer possesses the requisite qualifications for the position, or who has acted in a manner contrary to the continued best interest of both DEALER and DISTRIBUTOR;

          i. Impairment of the reputation or financial standing of DEALER subsequent to the execution of this Agreement;

          j. Refusal to permit DISTRIBUTOR to examine or audit DEALER'S accounting records as provided herein upon receipt by DEALER from DISTRIBUTOR of written notice requesting such permission or information;

          k. Failure of DEALER to timely furnish accurate sales or financial information and related supporting data;

          l. Breach or violation by DEALER of any other term or provision of this Agreement; or

          m. Any civil or administrative liability found against DEALER or any OWNER or Officer of DEALER for any automotive related matter which in DISTRIBUTOR'S opinion tends to seriously and adversely affect the ownership, operation, management, reputation, business or interests of DEALER, or to impair the goodwill associated with the LEXUS Marks.

     3.   TERMINATION FOR FAILURE OF PERFORMANCE

          If, upon evaluation of DEALER's performance pursuant to paragraphs VII(F), X(F), XI(B) or XII(E) herein, DISTRIBUTOR concludes that DEALER has failed to perform adequately its sales, service or customer satisfaction responsibilities or to provide adequate dealership facilities, DISTRIBUTOR shall notify DEALER in writing of such failure(s) and will endeavor to review promptly with DEALER the nature and extent of such failure(s), and will grant DEALER 180 days or such other period as may be required by law to correct such failure(s). If DEALER fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, DISTRIBUTOR may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

     4.   TERMINATION UPON DEATH OR INCAPACITY

          Subject to certain exceptions identified in Section XV, DISTRIBUTOR may terminate this Agreement in the event of the death of an OWNER or upon the incapacity of any OWNER who is also the General Manager identified herein, upon written notice to DEALER and such OWNER'S legal representative. Termination, upon either of these events shall be effective ninety (90) days from the date of such notice.


C.   NOTICE OF TERMINATION

     Any notice of termination under this Agreement shall be in writing and shall be mailed to the person(s) designated to receive such notice, via certified mail, or shall be delivered in person. Such notice shall be effective upon the date of receipt. DISTRIBUTOR shall state the grounds on which it relies in its termination of DEALER, and shall have the right to amend such notice as appropriate. DISTRIBUTOR'S failure to refer to additional grounds for termination shall not constitute a waiver of its right later to rely upon such grounds.

D.   CONTINUANCE OF BUSINESS RELATIONS

     Upon receipt of any notice of termination or non-renewal, DEALER agrees to conduct itself and its operation until the effective date of termination or non-renewal in a manner that will not injure the reputation or goodwill of the LEXUS Marks or DISTRIBUTOR.

E.   REPURCHASE PROVISIONS

     1.   DISTRIBUTOR'S OBLIGATIONS

          Upon the expiration or termination of this Agreement, DISTRIBUTOR shall have the right to cancel any and all shipments of LEXUS Products scheduled for delivery to DEALER, and DISTRIBUTOR shall repurchase from DEALER the following:

          a. New, unused, unmodified and undamaged LEXUS Motor Vehicles then unsold in DEALER'S inventory. The prices of such Motor Vehicles shall be the same as those at which they were originally purchased by DEALER, less all prior refunds or other allowances made by DISTRIBUTOR to DEALER with respect thereto.

          b. New, unused and undamaged LEXUS parts and accessories then unsold in DEALER'S inventory that are in good and saleable condition. The prices for such parts and accessories shall be the prices last established by DISTRIBUTOR for the sale of identical parts or accessories to dealers in the area in which DEALER is located.

          c. Special service tools recommended by DISTRIBUTOR and then owned by DEALER and that are especially designed for servicing LEXUS Motor Vehicles. The prices for such special service tools will be the price paid by DEALER less appropriate depreciation, or such other price as the parties may negotiate.

          d. Signs that DISTRIBUTOR has recommended for identification of DEALER. The price of such signs shall be the price paid by DEALER less appropriate depreciation or such other price as the parties may negotiate.

     2.   RESPONSIBILITIES OF DEALER

          DISTRIBUTOR'S obligations to repurchase the items set forth in this Section are contingent upon DEALER fulfilling the following obligations:

          a. Within thirty (30) days after the date of expiration or the effective date of termination of this Agreement, DEALER shall deliver or mail to DISTRIBUTOR a detailed inventory of all items referred to in this Section which it requests DISTRIBUTOR repurchase and shall certify that such list is true and accurate.

          b. DEALER shall be entitled to request repurchase of only those items which it purchased from DISTRIBUTOR, unless DISTRIBUTOR agrees otherwise.

          c. Products and special service tools to be repurchased by DISTRIBUTOR from DEALER shall be delivered by DEALER to DISTRIBUTOR'S place of business at DEALER'S expense. If DEALER fails to do so, DISTRIBUTOR may transfer such items and deduct the cost therefor from the repurchase price.

          d. DEALER will execute and deliver to DISTRIBUTOR instruments satisfactory to DISTRIBUTOR conveying good and marketable title to the aforesaid items to DISTRIBUTOR. If such items are subject to any lien or charge of any kind, DEALER will procure the discharge in satisfaction thereof prior to their repurchase by DISTRIBUTOR. DEALER will comply with the requirements of any state or federal laws that relate to the repurchase including bulk sales or transfer laws.

               e. DEALER will remove, at its own expense, all signage from DEALER'S approved locations including all LEXUS Marks before it is eligible for payment hereunder.

          3.   PAYMENT BY DISTRIBUTOR

               DISTRIBUTOR will pay DEALER for such items as DEALER may request be repurchased and that qualify hereunder as soon as practicable upon DEALER'S compliance with the obligations set forth herein and upon computation of any outstanding indebtedness of DEALER to DISTRIBUTOR.

               DISTRIBUTOR shall have the right to offset from any amounts due to DEALER hereunder the total sum of DEALER'S outstanding indebtedness to DISTRIBUTOR.

               If DEALER disagrees with DISTRIBUTOR'S valuation of any item herein, and DEALER and DISTRIBUTOR have not resolved their disagreement within sixty (60) days of the effective date of termination or expiration of this Agreement, DISTRIBUTOR shall pay to DEALER the amount to which it reasonably believes DEALER is entitled. DEALER'S exclusive remedy to recover any additional sums that it believes is due under this Section shall be by resort to an Alternative Dispute Resolution program, including arbitration, that is binding on both parties.

XVII.  MANAGEMENT OF DISPUTES

     A.   ALTERNATIVE DISPUTE RESOLUTION PROGRAMS

          1. DISTRIBUTOR and DEALER acknowledge that disputes involving the performance of this Agreement may from time to time arise. In order to minimize the effects of such disputes on their business relationship, the parties agree to participate in such Alternative Dispute Resolution programs as may be established by DISTRIBUTOR.

          2. Such Alternative Dispute Resolution programs may be established to resolve disputes in matters including, but not limited to, sales reporting and/or sales credit disputes, product allocation disputes, DEALER liability for repair/replace claims, warranty and service campaign reimbursement, sales contests and merchandising incentive programs, and accounts of debt between the parties.

          3. In all disputes between DEALER and DISTRIBUTOR, the parties shall first resort to such Alternative Dispute Resolution programs, including mediation, as may have been established by DISTRIBUTOR.

          4. It is expressly understood that, unless otherwise specified in this Agreement, the results of any Alternative Dispute Resolution program will not be binding upon DEALER or DISTRIBUTOR.

          5. The parties' commitment to support and participate in non-binding Alternative Dispute Resolution programs specifically is not a waiver of DEALER'S DISTRIBUTOR'S right to later resort to litigation before any judicial or administrative forum.

     B.   APPLICABLE LAW

          This Agreement shall be governed by and construed according to the laws of the state in which DEALER is located.

     C.   MUTUAL RELEASE

          Each party hereby releases the other from any and all claims and causes of action that it may have against the other for money damages arising from any event occurring prior to the date of execution of this Agreement, except for any accounts payable by one party to the other as a result of the purchase of any LEXUS Products, audit adjustments or reimbursement for any services. This release does not extend to claims which either party does not know or reasonably suspect to exist in its favor at the time of the execution of this Agreement.

XVIII.  DEFENSE AND INDEMNIFICATION

     A.   DEFENSE AND INDEMNIFICATION BY DISTRIBUTOR

          DISTRIBUTOR agrees to assume the defense of DEALER and to indemnify and hold DEALER harmless in any lawsuit naming DEALER as a defendant and involving any LEXUS Product when the lawsuit also involves allegations of:

          1. Breach of warranty provided by DISTRIBUTOR, bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a LEXUS Product (except for tires not manufactured by FACTORY), provided that the defect could not reasonably have been discovered by DEALER during the pre-delivery service of the LEXUS Product;

          2. Any misrepresentation or misleading statement or unfair or deceptive trade practice of DISTRIBUTOR; or

          3. Any damage to a LEXUS Product purchased by DEALER from DISTRIBUTOR that was repaired by DISTRIBUTOR and where DEALER had not been notified of such damage in writing prior to the delivery of the subject vehicle, part or accessory to a retail Customer; and Provided:

          4. That DEALER delivers to DISTRIBUTOR, in a manner to be designated by DISTRIBUTOR, within twenty (20) days of the service of any summons or complaint, copies of such documents and requests in writing a defense and/or indemnification therein (except as provided in Paragraph (D) below;

        5. That the complaint does not involve allegations of DEALER misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of DEALER'S unfair or deceptive trade practice;

        6. That the LEXUS Product which is the subject of the lawsuit was not altered by or for DEALER;

        7. That DEALER agrees to cooperate fully in the defense of such action as DISTRIBUTOR may reasonably require; and

        8. That DEALER agrees that DISTRIBUTOR may offset any recovery on DEALER'S behalf against any indemnification that may be required hereunder.

     B. DEFENSE AND INDEMNIFICATION BY DEALER

        DEALER agrees to assume the defense of DISTRIBUTOR or FACTORY and to indemnify and hold them harmless in any lawsuit naming DISTRIBUTOR or FACTORY as a defendant when the lawsuit involves allegations of:

        1. DEALER'S alleged failure to comply, in whole or in part, with any obligations assumed by DEALER pursuant to this Agreement;

        2. DEALER'S alleged negligent or improper repairing or servicing of a new or used LEXUS Motor Vehicle or equipment, or such other motor vehicles or equipment as may be sold or serviced by DEALER;

        3. DEALER'S alleged breach of any contract or warranty other than that provided by DISTRIBUTOR or FACTORY;

        4. DEALER'S alleged misleading statements, misrepresentations, or deceptive or unfair trade practices;

        5. Any modification or alteration made by or on behalf of DEALER to a LEXUS Product, except those made pursuant to the express instruction or with the express approval of DISTRIBUTOR; and Provided:

        6. That DISTRIBUTOR delivers to DEALER, within twenty (20) days of the service of any summons or complaint, copies of such documents, and requests in writing a defense and/or indemnification therein (except as provided in Paragraph (D) below);

        7. That DISTRIBUTOR agrees to cooperate fully in the defense of such action as DEALER may reasonably require; and,

        8. That the complaint does not involve allegations of liability premised upon separate DISTRIBUTOR'S conduct or omissions.

C. CONDITIONAL DEFENSE AND/OR INDEMNIFICATION

   In agreeing to defend and/or indemnify each other, DEALER and DISTRIBUTOR may make their agreement conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either DEALER or DISTRIBUTOR to refuse such request.

   The party withdrawing from its agreement to defend and/or indemnify shall give timely notice of its intent to withdraw. Such notice shall be in writing and shall be effective upon receipt. The withdrawing party shall be responsible for all costs and expenses of defense up to the date of receipt of its notice of withdrawal.

D. THE EFFECT OF SUBSEQUENT DEVELOPMENTS

   In the event that subsequent developments in a case make clear that the allegations which initially preclude a request or an acceptance of a request for a defense and/or indemnification are no longer at issue therein or are without foundation, any party having a right to a defense and/or indemnification hereunder may tender such request for a defense and indemnification to the other party. Neither DEALER nor DISTRIBUTOR shall be required to agree to such subsequent request for a defense and/or indemnification where that party would be unduly prejudiced by such delay.

E. TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES

   DEALER and DISTRIBUTOR shall have sixty (60) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this Section.

   If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response to such request, the requesting party shall take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until DEALER or DISTRIBUTOR assumes the requested defense and/or indemnification. In the event that DEALER or DISTRIBUTOR agrees to assume the defense and/or indemnification of a lawsuit, it shall have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to Paragraph (D) above, shall have the obligation to reimburse the requesting party for all reasonable costs and expense, including actual attorneys' fees, incurred prior to such assumption.

                           ADDENDUM TO PARAGRAPH XXI
                           -------------------------

          These Additional Provisions to Lexus Dealer Agreement ("Additional Provisions") are entered into as of JUN 30 1997, among DISTRIBUTOR, DEALER, and FIRSTAMERICA AUTOMOTIVE, INC., a Nevada corporation (hereinafter "FAA"), and form a part of and are incorporated into the Dealer Agreement.

                                   RECITALS
                                   --------

          1. DISTRIBUTOR and DEALER have entered into a Lexus Dealer Agreement (the "Dealer Agreement") dated as of JUN 3 0 1997
          2.  FAA is the 100% shareholder of DEALER.

          3. FAA and DEALER are hereinafter collectively referred to as the "Dealer Parties". DISTRIBUTOR and the Dealer Parties are hereinafter collectively referred to as the "Parties".

          4. The Parties wish to enter into these Additional Provisions for the purposes of agreeing to be bound by the terms of these Additional Provisions, which are a part of and are incorporated into the Dealer Agreement.

          5.  The ownership of FAA shall be approximately as follows:

                    Thomas A. Price:                    41%
--------------------------------------------------------------------------------
                    Donald V. Strough:                  11%
--------------------------------------------------------------------------------
                    TCW/Crescent Mezzanine Partners L.P.19%
--------------------------------------------------------------------------------
                    Others:                             29%
--------------------------------------------------------------------------------

          NOW THEREFORE, in consideration for the mutual agreements contained herein and in the Dealer Agreement, the Parties agree as follows:

A. General
   -------

          1. DISTRIBUTOR and FAA have entered into an Agreement dated __________________________(the "Agreement") relating, among other matters, to the number of Toyota and Lexus dealerships which may be acquired by FAA and its affiliates and to certain aspects of the management of Toyota and Lexus dealerships owned by FAA. The Dealer Parties agree that the Agreement is incorporated into and forms a part of the Dealer Agreement and these Additional Provisions. To the extent that any provision of the Agreement is inconsistent with the Dealer Agreement or these Additional Provisions, the provisions of the Agreement shall be controlling.

          2. The Dealer Parties acknowledge and agree that if any provision of these Additional Provisions is violated in any material respect by any of the Dealer Parties, DISTRIBUTOR will have the right to terminate the Dealer Agreement on sixty (60) days' written notice to Dealer if Dealer fails to cure such violation prior to the expiration of such sixty (60) days.

B. Provisions Relating to the Structure of DEALER
   ----------------------------------------------

          1.   Single Purpose Entity. DEALER will be maintained as a separate
               ---------------------
legal entity, and will not engage in any business other than operation of a Lexus dealership and activities related thereto.

          2.   No Merger, Consolidation, Etc. DEALER will not be merged with or
               -----------------------------
into, or be consolidated with, or acquire substantially all of the assets of, any other entity, without the prior written consent of DISTRIBUTOR, in its sole discretion.

C. Provisions Relating to Management
   ---------------------------------

        1.     Role of the Responsible Executive. Pursuant to Section 8 of the
               ---------------------------------
Agreement, Thomas A. Price is hereby designated as the FAA executive who will have responsibility and authority with respect to all matters concerning DEALER and the relationship between DEALER and DISTRIBUTOR (the "FAA Executive"). The FAA Executive will be actively involved in the management of all aspects of the operations of DEALER.

               (a) The FAA Executive will be an officer of DEALER. The FAA Executive, in consultation with management of FAA, will have complete control over all day-to-day management decisions of DEALER or relating to DEALER.

               (b) The General Manager will report directly to and be responsible to the FAA Executive.

               (c) DISTRIBUTOR may rely on oral or written communications and agreements from the FAA Executive as being the binding agreements of DEALER, without any duty of DISTRIBUTOR to confirm that any such communication or agreement has been duly authorized by the Board of Directors of DEALER, FAA, or any other individual or entity.

        2.     Successors to the FAA Executive. In the event that the FAA
               -------------------------------
Executive wishes to discontinue his role in the management of DEALER as set forth in Section C.1., such action may be taken only with the prior written consent of DISTRIBUTOR. Such consent of DISTRIBUTOR may be conditioned on transfer of the FAA Executive's management responsibilities to an individual or individuals approved by DISTRIBUTOR, taking into account such factors as DISTRIBUTOR reasonably deems to be relevant and are consistent with applicable laws.

          3.    Role of the General Manager.
                ---------------------------

                (a) John M. Driebe or any subsequent General Manager of DEALER approved by DISTRIBUTOR, will serve exclusively as General Manager of DEALER on a full time basis and will not have any management responsibilities with respect to any other dealership or other business or appear as the General Manager on any automobile dealership franchise agreement other than that of DEALER.

                (b) The General Manager will have responsibility for and authority with respect to the day-to-day operations of DEALER in the ordinary course of business, under the supervision of the FAA Executive, and the General Manager will have the following authority, without the need for obtaining the prior approval of any other individual or entity:

          (i)   the authority to hire or terminate any employee of DEALER;

          (ii)  the authority to order vehicles and other products;

          (iii) the authority to place advertising;

          (iv) the authority to communicate with DISTRIBUTOR with respect to all aspects of the business of DEALER;

          (v) the authority to approve expenditures by DEALER in the ordinary course of business in amounts of less than $50,000 per item;

          (vi) the authority to approve capital improvements or modifications to the DEALER'S facilities in amounts not to exceed $100,000 with respect to any expenditure.

          4.    Membership of Executive Committee. There shall be no change in
                ---------------------------------
the membership of the Executive Committee, Board of Directors or other governing body of DEALER without the prior written approval of DISTRIBUTOR.

          5.   FAA Directors. FAA shall provide a list of all current members
               -------------
of its Board of Directors, and resumes for each member, to DISTRIBUTOR, and provide such information for each new member of the Board of Directors of FAA.

D. Provisions Relating to Capitalization and Accounting
   ----------------------------------------------------

          1. No distributions will be made by DEALER to FAA if such distributions would cause DEALER to fail to meet any of DISTRIBUTOR'S capitalization guidelines, including but not limited to net working capital requirements.

          2. The operations and financial results of DEALER will be reported to DISTRIBUTOR separately from those of any other entity, business or activity, including but not limited to any of the Dealer Parties and any other dealerships directly or indirectly owned or controlled by any of the Dealer Parties.

          3. DEALER will maintain complete and separate departments for new and used vehicle sales, service, parts sales, leasing and finance and insurance, and will provide separate identifiable areas for each department. DEALER will maintain a separate and permanent personnel staff and separate retail operations from other dealerships directly or indirectly owned by any of the Dealer Parties. DEALER shall not combine its used car operation with that of any other entity, including any other dealerships directly or indirectly owned by any of the Dealer Parties.

E. Provisions Relating to Ownership
   --------------------------------

          1.   Successors and Assigns. In the event that any interest in DEALER
               ----------------------
is transferred in accordance with the provisions of the Dealer Agreement, the Agreement and these Additional Provisions, as a condition to such transfer the transferee must agree in writing to be bound by all of the terms and provisions of the Dealer Agreement, the Agreement and these Additional Provisions, such agreement to be in form and substance reasonably acceptable to DISTRIBUTOR.

          2.   Competitors. In no event may any interest in DEALER be
               -----------
transferred to an entity which is directly or indirectly engaged in the business of manufacturing and/or distributing automobiles, or an affiliate thereof, and no such entity may acquire an ownership interest in FAA as described in Section 1 of the Agreement.

F. Provisions Relating to Performance
   ----------------------------------

          1 Dealer will achieve and thereafter sustain, within six months of the effective date of this Agreement, customer satisfaction performance levels, as measured by the New Vehicle Sales and Delivery Survey (NVSDS), Lexus Service Survey (LSS) and the Owner Satisfaction Index (OSI), such that each of the indices equal or exceed the Western Area's averages or the Elite of Lexus standards of excellence, whichever is lower.

          2. Dealer will achieve and thereafter sustain, within twelve months of the effective date of this Agreement, Lexus luxury-car market share within its Primary Market Area equal to or higher than the Lexus Western Area average.

          3. Dealer will achieve and thereafter sustain, within twelve months of the effective date of this Agreement, retail sales efficiency of at least 100%.

          IN WITNESS WHEREOF, the Parties have executed these Additional Provisions as of the date first above written.

TOYOTA MOTOR SALES, USA, INC.       LEXUS DIVISION OF
                                    TOYOTA MOTOR SALES, U.S.A., INC.
                                    LEXUS WESTERN AREA



By:____________________________     By: Y. Ishizaka
                                        -------------------

Title:_________________________     Title:  President
                                           ----------------

FIRSTAMERICA AUTOMOTIVE, INC.       FAA SERRAMONTE L, INC.
                                    d.b.a. LEXUS OF SERRAMONTE

By:/s/                              By:/s/
    -------------------                 -------------------

Title: President                    Title:President
       ----------------                   -----------------